Exhibit 10.4C

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

AMENDMENT

ConocoPhillips Company (“ConocoPhillips”) and Pacific Coast Energy Company LP (“PCEC”), enter into this Amendment as of January 1, 2012, with reference to the following facts:

1.	ConocoPhillips and ERG Operating Company, Inc. (“ERG”), entered into a Crude Oil Purchase Agreement (the “Agreement”) as of January 1, 2004, pursuant to which ERG agreed to sell and ConocoPhillips agreed to buy crude oil produced from a number of fields in California;

2.	On October 4, 2004, ERG conveyed its interest in the Pinal Dome, Newlove and Orcutt 3d Zone Unit leases (together, the “Orcutt Hill Field”) to BreitBurn Energy Company, LP (“BreitBurn”);

3.	On October 5, 2004, BreitBurn agreed to be bound by the terms of the Agreement with respect to the Orcutt Hill Field, mutatis mutandis, except:

a.	Section 4.1(a) was amended to change the account to which ConocoPhillips delivers payments;

b.	Section 4.3 was amended to change the address to which notices to BreitBurn are to be sent; and

c.	Sections 2.1(d) and 2.1(e) were deleted;

4.	Effective January 1, 2008, the pricing provisions of the Agreement were amended; and the term was extended to January 1, 2016;

5.	Effective February 1, 2008, the Agreement was amended to include production from the Orcutt Heavy lease; and

6.	On December 27, 2011, BreitBurn changed its name to Pacific Coast Energy Company LP;

ConocoPhillips and PCEC now wish to, and do hereby, amend the Agreement further as follows:

Section 3.1(a) of the Agreement is amended to read as follows:

Basic Calculation. The base price to be paid by ConocoPhillips for each Barrel of the Delivery Amount during a given Delivery Month (a “Delivery Amount Price”) shall be, subject to Section 3.2(a) and (b):

(i)	For the Pinal Dome, Newlove and Orcutt 3d Zone Unit leases, [*] during the Delivery Month; and

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(ii)	For the Orcutt Heavy lease, [*] during the Delivery Month.

Section 3.2(a) of the Agreement is amended to read as follows:

Delivery Amount Price. The following adjustments shall apply to the Delivery Amount Prices:

(i)	For the Pinal Dome, Newlove and Orcutt 3d Zone Unit leases, [*];

(ii)	For the Orcutt Heavy lease, subtract [*]; and

(iii)	For the Pinal Dome, Newlove, Orcutt 3d Zone Unit and Orcutt Heavy leases, the Delivery Amount price shall be adjusted for the actual gravity delivered compared to [*] (for the Pinal Dome, Newlove, Orcutt 3d Zone Unit leases) and [*] (for the Orcutt Heavy lease) using the [*].

Except as provided above, the Agreement shall remain in full force and effect according to its terms.

This Amendment may be executed and delivered by facsimile or in electronic formats, in as many separate counterparts as the parties consider necessary, each of which, when a counterpart has been executed by each party, shall be considered to be an original and all of which when taken together shall constitute one and the same instrument. A facsimile of a counterpart executed by a party shall be acceptable evidence of the execution by that Member of that counterpart.

CONOCOPHILLIPS COMPANY		PACIFIC COAST ENERGY COMPANY LP, a Delaware limited partnership

		By:	PCEC (GP) LLC, a Delaware limited liability company, its General Partner

By:	/s/ Maureen McCabe	By:	/s/ Chris E. Williamson
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Name:	Maureen McCabe	Name:	Chris E. Williamson
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Title:	WC Domestic Crude Trader	Title:	Vice President, Operations

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.